Fall 2015 Preleasing Summary

	Design Beds	% of NOI	2014 Opening Occupancy	Preleasing at June 2,		Preleasing Ahead/(Behind)	Projected Rate Growth
				2015	2014
Same-Communities - by Tier
Prior Year Occupancy Below 90% (Tier 1)	2,906	5.6%	81.6%	54.1%	51.9%	2.2%	2.5%
Prior Year Occupancy 90% to 94.9% (Tier 2)	2,063	7.8%	92.2%	81.0%	79.1%	1.9%	2.3%
Prior Year Occupancy 95% to 97.9% (Tier 3)	5,772	16.7%	97.4%	89.2%	80.5%	8.7%	3.5%
Subtotal - Tiers 1 - 3	10,741	30.1%	92.1%	78.1%	72.5%	5.6%
Prior Year Occupancy 98% and Above (Tier 4)	15,996	69.9%	99.6%	93.1%	94.5%	(1.4)%	3.5%
Total Same-Communities (1)	26,737	100.0%	96.2%	87.1%	85.6%	1.5%	3.2%
Total New-Communities (2)	3,557			92.2%
Total Communities	30,294			87.7%

Projected Fall Revenue:
The same-community portfolio is projected to obtain a 2.5% to 3.5% increase in revenue for the upcoming lease term, with net rates up 3.2% and occupancies consistent with the prior year.

NOTE: Leasing update includes 2,982 same-community beds and 1,610 new-community beds to be delivered in 2015 at the University of Kentucky.

(1) The same-community designation for leasing purposes is different than for financial reporting purposes. A community is considered same-community for leasing when the Company has managed the leasing process for at least two leasing cycles, including the 2015/2016 leasing cycle.

(2) The new-community designation for leasing purposes is different than for financial statement purposes. A community is considered new-community for leasing when the Company has not previously managed the leasing process. Design beds for Total New-Communities above include the following: (1) our 2014 acquisition of The District on Apache (900 beds) and (2) beds at our 2015 development deliveries - The Oaks on the Square - Phase IV (391 beds), The Retreat at Louisville (656 beds), and Woodland Glen III, IV & V (1,610 beds).